Exhibit 99.3

Description of Wood Mackenzie Limited

Wood Mackenzie Limited (“Wood Mackenzie”) is a leading provider of industry standard commercial analytics for the global energy, chemicals and metals and mining industries. Wood Mackenzie provides comprehensive and integrated coverage of relevant commodities across these interconnected sectors. Headquartered in Edinburgh, Wood Mackenzie has a 40-plus year track record of providing objective analysis and advice on energy assets, companies and markets, giving customers in over 80 countries around the world the insight they need to make better asset investment and portfolio allocation decisions. Wood Mackenzie has gathered proprietary information, insight and analysis on thousands of oil and gas fields, mines, refineries and other assets, as well as detailed assessments of the market fundamentals across each value chain. Wood Mackenzie’s experts rigorously analyze the data and work directly with customers to address their business challenges.

Wood Mackenzie has established itself as a leading brand for forward-looking commercial information in the global energy, chemicals, and metals and mining industries and provides mission-critical solutions which are embedded in customer workflows, founded on proprietary data assets. Wood Mackenzie’s diverse customer base includes over 800 international and national energy companies, as well as chemicals, metals and mining companies, financial institutions and governments. Wood Mackenzie works with a range of diverse teams, including policymakers, business development professionals and market analysts, corporate finance executives, risk teams and investors. Wood Mackenzie has a global presence including offices in Edinburgh, Dubai, Houston, London, Singapore and Sydney, with about 1,000 employees in these and other global locations.

Wood Mackenzie provides two types of offerings to its customers:

•	Data analytic solutions are sold on a subscription basis and include a detailed understanding of non-public, asset-level data and analytics. The research teams source important intelligence from continuous, relationship-driven interactions with market participants. An integrated analysis is then developed in a comprehensive interpretation and modelling process.

•	Advisory services are sold to customers on a transactional basis and are a natural extension of Wood Mackenzie’s data analytic subscription solutions. Wood Mackenzie’s analysts provide advisory solutions to customers, leveraging the expertise of its data analysts and the information contained in its proprietary database. Advisory services facilitate the development of new customer relationships and new customer solution ideas.

Key secular demand drivers for data analytics in the energy sector include the need for companies in the oil and gas industry to have data analytics available to make decisions — such as where to drill, how to prioritize their drilling projects, how much capital to spend and how to manage their asset portfolios. In 2013, the global oil and gas industry is estimated to have spent more than $600 billion on upstream capital expenditures and has trillions of dollars invested in energy assets that they must manage and optimize. Verisk Analytics, Inc. (the “Company”) believes that this large amount of investment is managed more efficiently with Wood Mackenzie data analytics. Companies also need advisory services to help them value their assets, be it an oil field, coal mine or liquefied natural gas project. Financial companies and banks also need information about these assets and their valuation in order to advise their customers, make loans and decide about investments in the oil and gas space.

Wood Mackenzie provides its customers with access to its subscription based data/analytics services primarily through annual or multi-year subscriptions. Such subscriptions are typically paid upfront and have been renewed at rates greater than 95% (by value) during 2010-14. Subscription revenues represented over 80% of the Wood Mackenzie revenues in 2014. As a result of this subscription-based business model, Wood Mackenzie generates a significant amount of recurring revenues, and there is strong visibility into Wood Mackenzie’s future revenues and cash flows.

In fiscal year 2014 and the three months ended March 31, 2015, Wood Mackenzie reported revenues of £227 million and £60 million, respectively, of which subscriptions contributed £187 million and £51 million, respectively, and advisory services contributed £40 million and £9 million, respectively. Over the past five years through fiscal year 2014, Wood Mackenzie’s revenues grew at a CAGR of 16%. Wood Mackenzie reported a loss of £46 million and £21 million, respectively, and EBITDA of £100 million and £29 million, respectively, in fiscal year 2014 and the three months ended March 31, 2015, with an EBITDA margin of 44% and 48%, respectively.

Non-GAAP Measures for Wood Mackenzie

The following is a reconciliation of Wood Mackenzie’s loss for the year to EBITDA prepared in accordance with the International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”). The Company believes that the financial operating data below is useful for investors in evaluating Wood Mackenzie’s overall financial performance. This information should not be considered in isolation or as a substitute for an analysis of Wood Mackenzie’s results of operations or cash flows reported under IFRS. The following data should be read in conjunction with the consolidated financial statements and notes thereto of Wood Mackenzie in the Company’s current report on Form 8-K separately filed on May 4, 2015.

	Three-Month Period Ended March 31,	Year Ended December 31,
Wood Mackenzie	2015	2014
IFRS	(In thousands)
Loss for the year	£(20,727)	£(46,424)
Depreciation and amortization of fixed and intangible assets	4,086	16,630
Finance costs	46,326	130,383
Provision for income taxes	(411)	(629)

EBITDA	£29,274	£99,960

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